TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF CHANGE OF NAME

(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with,

Solarte Hotel Corporation

COMPANY NUMBER 1484337

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 1984, on the 28th of May, 2008 has changed its name to

Bluestar Entertainment Technologies, Inc.

this 9th day of December, 2011

[Seal]

REGISTRAR OF CORPORATE AFFAIRS

9th day of December, 2011